Exhibit 10.01

W. R. Grace & Co.	T	410.531-4574
7500 Grace Drive	F	410.531-4414
Columbia, MD 21044	E	fred.festa@grace.com
	W	grace.com

Fred Festa

Chairman, President and Chief Executive Officer

February 28, 2008

Mr. Hudson La Force III

Dear Hudson:

This letter agreement specifies the terms of your employment with W. R. Grace & Co. (the “Company”), which were presented and approved by the Board of Directors (the “Board’) of the Company and/or the Compensation Committee of the Board, as applicable, on February 28, 2008. I am extremely pleased that you have agreed to join the Company and believe that you will make a valuable contribution to the Company’s future.

If you agree with the terms of this letter agreement, please sign where indicated below and return one fully executed copy to me. An additional copy is also enclosed for your records.

Position and Responsibilities

At its February 28, 2008, meeting, the Board elected you to the position of Senior Vice President and Chief Financial Officer of the Company (and of its subsidiary, W. R. Grace & Co. - Conn.), to be effective as of your commencement of employment with the Company.

Your employment with the Company will commence on April 1, 2008. Your title will be “Senior Vice President and Chief Financial Officer.” (As all other Company employees, you will actually be employed by W. R. Grace & Co. - Conn., a 100% owned subsidiary of the Company, but will be elected an officer of both W. R. Grace & Co. and    W. R. Grace & Co. - Conn.)

You will be an employee of the Company “at will” with no definite term of employment, and you will be subject to the same requirements as other salaried employees of the Company, except as provided under this letter agreement.

You will be head of, and responsible for, the global financial organization of the Company, and you will report directly to me, in my capacity as Chairman, President and Chief Executive Officer, of the Company. Your office will be located at the company headquarters in Columbia, Maryland.

Compensation

1.               Your initial annual base salary as Senior Vice President and Chief Financial Officer will be $410,000.00. Thereafter, your base salary will be subject to periodic reviews on the same basis and at the same intervals as are applicable to other officers of the Company.

Your salary will cease to accrue immediately upon your termination of employment with the Company, regardless of the reason for such termination. (Note, however, the provisions under “Severance Pay Arrangement.”)

2.               You will be eligible to participate in the Company’s Annual Incentive Compensation Program. For the 2008 calendar year, your targeted award under the Program will be 75 percent of your base salary earnings during 2008, based on the financial performance of the Company and your personal achievement during that year. The cash payment you actually receive under the Program for 2008 (the “2008 AICP Payment”) will be paid to you in March 2009 at the same time other Program participants receive their payments for 2008, subject to the requirements of the remainder of this paragraph. You will receive your 2008 AICP Payment only if you are employed by the Company on that March 2009 payment date.  You will not be entitled to that payment if you terminate your employment with the Company, or are terminated by the Company prior to that March 2009 payment date.

Under the Program, awards for a calendar year are generally paid during March of the following calendar year and are subject to Board approval. In general, the amount of award paid to any participant may range from 0% to 200% of the participants targeted award for the year, depending on individual performance and the extent to which the Company (and any applicable business unit) achieves (or surpasses) certain financial goals. Also, a Program participant is not entitled to payment of an award for a calendar year, if the participant is not an active employee of the Company on the date the award is actually paid. From time to time, the individual incentive targets are reviewed and adjusted as necessary based on competitive practice. These and the other provisions of the Program will apply to you in the same manner as applicable to other Program participants, except as specified in the above paragraph.

3.               You will be eligible for a targeted award under the Company’s Long-Term Incentive Plan (the “LTIP”) for the 2008 - 2010 performance period (subject to the Plan’s approval in bankruptcy court) in the amount of $500,000, prorated for your actual time of active employment during the performance period. You will also participate in the 2007 - 2009 LTIP with a targeted award of $500,000 and in the 2006-2008 LTIP with a targeted award of $500,000, both to be prorated for your actual time of active employment during the LTIP’s performance period. The terms of your award under all LTIPs, shall be the same as the terms governing the awards of the other participants under the applicable LTIP, including the requirement of active employment with the Company on the date an LTIP payment is made to the LTIP participants, in order to be entitled to such a payment.

4.               Consistent with your election as an officer of the Company, the Board will be requested to authorize the Company to enter into a written Executive Severance Agreement, or a so-called “golden parachute,” with you. In general, the terms of that agreement will provide for a severance payment of 3.00 times the sum of your annual base salary plus your targeted annual incentive compensation award (adjusted in accordance with the terms of that agreement), and certain other benefits, in the event your employment terminates under certain conditions following a change-in-control of the Company. The form and provisions of your Executive Severance Agreement will be the same as applicable to other elected officers of the Company. Please refer to the Executive Severance Agreement itself for definition of “change in control”, “employment termination” and other particulars of this arrangement.

Severance Pay Arrangement

If you are involuntarily terminated by the Company under circumstances in which you would qualify for severance pay under the terms of the Grace Severance Pay Plan for Salaried Employees (the “Grace Severance Plan”), then you will be entitled to a severance payment of 1.5 times a dollar amount equal to your annual base salary at the time your employment is terminated. This severance pay arrangement shall be governed by the terms of the Grace Severance Plan, except of course for the calculation of the amount of severance pay. Under that Plan, the total severance payment would be made to you in installments, at the same time and in the same manner as salary continuation payments, over a period of 18 months beginning as of the date you are terminated. However, at your option, under the current terms of the Grace Severance Plan, the entire severance payment may be paid to you in a single lump sum as soon as practical after your termination. Notwithstanding the foregoing, any election to receive such payments, as well as the timing of those payments, must comply with the American Jobs Creation Act of 2004 (and all other applicable law).

You will not, in any event, however, be entitled to the severance payment described above if, at the time your employment terminates, your employment terminates as the result of your death, or you are entitled to payments under your Executive Severance Agreement described above, or to disability income payments under the Grace “LTD Plan” and/or “ESP Plan” mentioned below. Also, if you receive a severance payment under this offer, you will not be entitled to any other severance pay from the Company.

Sign-on Bonus

The Company will pay you a sign-on bonus of $250,000 on April 12, 2008 (which is the first regular Company pay date immediately following your employment start date of April 1, 2008), subject to the repayment provisions specified in the next sentence. You agree to repay to the Company the full amount of this bonus if you voluntary terminate your employment with the Company within the first 12 months of your employment, i.e., anytime prior to April 1, 2009. In that event, such repayment must be made in full, no later than your last day of active employment with the Company.

Other Benefit Programs

As an officer of the Company, you will also be eligible to participate in the following benefit plans and programs (subject to the continuation and the actual provisions of the plans and programs, as amended from time to time):

•                  The W. R. Grace & Co. Retirement Plan for Salaried Employees (“Grace Salaried Retirement Plan”)

•                  The W. R. Grace & Co. Supplemental Executive Retirement Plan

•                  The W. R. Grace & Co. Salaried Employee Savings & Investment Plan

•                  The W. R. Grace & Co. Savings & Investment Plan Replacement Payment Program

•                  The W. R. Grace & Co. Long-Term Disability Income Plan (“LTD Plan”)

•                  Executive Salary Protection Plan (“ESP Plan”)

•                  The W. R. Grace & Co. Voluntary Group Accident Insurance Plan

•                  The W. R. Grace & Co. Business Travel Accident Insurance Plan

•                  The W. R. Grace & Co. Group Term Life Insurance Program

•                  Personal Excess Liability Insurance

•                  The W. R. Grace & Co. Group Medical Plan

•                  The W. R. Grace & Co. Dental Plan

•                  Retiree Medical Coverage

In addition, during your employment with the Company, you shall also be entitled to participate in all other employee/executive perquisites, pension and welfare benefit plans and programs made available to the Company’s executives or to its employees generally, as such plans or programs may be in effect, and amended, from time to time.

Vacation

As an officer of the Company, you will be entitled to four weeks paid vacation per full calendar year.

Indemnification

The Company shall, to the extent permitted by applicable law, indemnify you and hold you harmless from and against any and all losses and liabilities you may incur as a result of your performance of your duties as an officer or employee of the Company. In addition, the Company shall indemnify and hold you harmless against any and all losses and liabilities that you may incur, directly or indirectly, as a result of any third party claims brought against you (other than by any taxing authority) with respect to the Company’s performance of (or failure to perform) any commitment made to you under this agreement. The Company shall obtain such policy or policies of insurance as it reasonably may deem appropriate to effect this indemnification.

Confidentiality and Non-Compete Agreements

As a condition of employment, you will be required to sign the Company’s standard employment agreement (the “Standard Agreement” copy attached), which includes agreements regarding the confidentiality of Company information and non-competition, and similar provisions. To the extent that the terms of the Standard Agreement differ from the terms of this letter agreement, the terms of this letter agreement (and not the Standard Agreement) shall control your employment relationship with the Company. In addition, the provisions of item 5 of the Standard Agreement are not applicable to the terms of this letter agreement, in that the Standard Agreement does not supersede any terms of this agreement.

Miscellaneous

You and the Company acknowledge this letter agreement, and the other written agreements referred to herein, contain the entire understanding of the parties concerning the subject matter hereof. You and the Company acknowledge that this agreement supersedes any prior agreement between you and the Company concerning the subject matter hereof. Except as expressly otherwise provided herein, this agreement shall not adversely affect your rights to participate in, or receive any benefit under, any incentive, severance or other benefit plan or program in which you may from time to time participate.

If any provision of this agreement is held invalid or unenforceable in whole or in part, such provision, to the extent it is invalid or unenforceable, shall be revised to the extent necessary to make the provision, or part hereof, valid and enforceable, consistent with the intentions of the parties hereto. Any provision of this agreement that is held invalid or unenforceable, in whole or in part, shall not affect the validity and enforceability of the other provisions of this agreement, which shall remain in full force and effect.

This letter agreement may be amended, superseded or canceled only by a written instrument specifically stating that it amends, supersedes or cancels this letter, executed by you and the Company.

If you have any questions regarding any expectations of your new position, please call me.

Hudson, again, I am very excited about your decision to join Grace and look forward to a productive and rewarding relationship.

Sincerely,

/s/ Alfred E. Festa

Alfred E. Festa

Chairman, President & Chief Executive Officer

W. R. Grace & Co.

Attachment

cc:   W. B. McGowan

        M. A Shelnitz

AGREED AND ACCEPTED:

/s/ Hudson La Force III

Date	March 3, 2008